Exhibit 10.2



                           SALES & PURCHASE AGREEMENT


     1. Texaurus Energy Inc. ("Buyer") agrees to purchase from Kilrush Petroleum, Inc. ("Seller") the "Properties" described on Exhibit "A" attached hereto and made a part hereof. The agreed total consideration payable by Buyer to Seller for the Properties is US $5,225,000.00 cash (the "Purchase Price"). The total consideration is allocated $2,016,951.46 for Barnes Creek Field and $3,208,048.54 for Edgerley Field.

     2. The "Effective Date" of the purchase and sale shall be January 1, 2006 at 7:00 a.m., local time where the Properties are located. Closing shall occur at a mutually agreed location in Houston, Texas on or before the hereinafter-defined "Closing Date". The "Closing Date" shall be 10:00 A.M.,
Friday, March 24, 2006 in Houston, Texas. At Closing Buyer shall tender, as hereinafter set forth, the Purchase Price. Simultaneously, Seller, as Assignor, shall execute and deliver to Buyer two counterpart originals of an assignment or assignments conveying the Properties to Buyer as of the Effective Date. Buyer agrees to execute the assignment(s) as Assignee therein. One set of original and fully executed assignment(s) shall be sent for recording in Calcasieu and Allen Parishes, Louisiana immediately following Closing. Buyer shall retain the other set of original executed assignment(s). Seller shall prepare and submit to Buyer for its review the proposed form of assignment(s) at least 10 days prior to the Closing Date.

     3. At Closing, Buyer is authorized and hereby agrees to tender to Seller the Purchase Price as follows:

          (i) $5,070,500.00 cash by wire transfer to the account of Kilrush Petroleum, Inc., Account No. 501203223, The Frost National Bank, ABA No. 114000093, San Antonio, Texas;

          (ii) $154,500.00 cash by wire transfer to the account of Burks Oil & Gas Properties, Inc., Account No. 5000003012, Bank:
               Prosperity  Bank,  ABA  No.  113122655, location: Houston, Texas;

     4. Prior to Closing Seller shall disclosure to Buyer whether Seller has received revenues and/or incurred expenses associated with the Properties for the time period following the Effective Date. In such event the cash portion of the Purchase Price shall be adjusted accordingly.

     5. Buyer, and its representatives, shall be entitled to conduct a due-diligence review of the Properties at the sole risk and expense of Buyer. Such due-diligence review must be completed by Buyer not less than five days prior to Closing. Seller shall provide Buyer and its representatives access to Seller's offices during normal business hours at which Buyer shall be permitted to review Seller's files and other relevant information regarding the Properties. Prior to any physical inspection of the Properties, Buyer, if requested by an Operator of the Properties, will execute a "Release and Indemnity" in a form satisfactory to such Operator. Buyer shall satisfy itself, at least five (5) business days prior to closing, as to title and physical condition of the properties including environmental condition.

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     6.  All  expenses  incurred  by  Buyer in connection with or related to the submission of this offer, the contemplated transaction, and all other matters relevant to Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisors employed by the Buyer shall be borne solely and entirely by Buyer.

     7. Buyer and Seller agree that the terms and conditions of this Agreement as well as all data and information provided to Buyer by Seller shall be treated as confidential and shall not be disclosed to any third party without the prior written consent of the parties hereto, except as may be required by law. In the event Closing does NOT occur or this Agreement otherwise becomes null and void Buyer agrees to return to Seller and/or Burks Oil and Properties, Inc. any and all information regarding the Properties that were provided to Buyer by Seller and/or Burks Oil and Properties, Inc.

     8. The parties hereto agree to comply with any and all applicable laws, rules and regulations affecting the Properties and the contemplated transaction.

     9. Buyer acknowledges that whereas Buyer has not and does not intend to pay Seller an earnest money deposit, the Properties shall remain subject to prior sale by Seller. It is the intention that while this Agreement remains in effect and prior to Closing, Seller may continue to actively and freely market the Properties to parties other than Buyer and Seller may receive and accept offers to purchase the Properties from such other parties. Should Seller agree to sell the Properties to a party other than Buyer, this Agreement shall immediately become null and void. Seller agrees to notify Buyer should Seller agree to sell the Properties to another party during the life of this Agreement. Unless sooner terminated as set forth above, this Agreement shall be considered null, void and of no further force and effect at 5:00 P.M. local time on Friday, March 24, 2006 in Houston, Texas.

Agreed  to  and  accepted  this           day  of               ,  2006
                               -----------       --------------

by  Buyer:

Texaurus  Energy,  Inc.


By: /s/ Frank A. Jacobs
   ------------------------------------------
   Frank  A.  Jacobs,  Executive  Chairman


Agreed  to  and  accepted  this  24th  day  of  March , 2006 by  Seller:

Kilrush  Petroleum,  Inc.


By: /s/ John F. Reidy
   ---------------------------
   John  F.  Reidy,  President

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